Exhibit 10.1

Executive Name	Base Salary as of 7/1/06	Target Bonus for FY 2007
Matthew Szulik	$500,000	To be determined
Alex Pinchev	$375,000	$275,000
Joanne Rohde	$300,000	$250,000
Charlie Peters	$375,000	$250,000
Paul Cormier	$350,000	$250,000
Michael Cunningham	$300,000	$175,000